Exhibit 4.6
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTION 8 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.
WEALTHFRONT CORPORATION
WARRANT TO PURCHASE COMMON STOCK
For value received and subject to the provisions set forth in this warrant (this “Warrant”), [ ], a [ ], and its permitted assigns are entitled to purchase from WEALTHFRONT CORPORATION, a Delaware corporation (the “Company”):

Shares of Common Stock:	See Section 1(g)

Exercise Price:	See Section 1(e)

Term of Warrant:	10 years from the Warrant Date

Warrant Date:	[ ]
The number of Shares for which this Warrant is exercisable and the Exercise Price may be adjusted as specified in Section 5.
1.Definitions. As used herein, capitalized terms not otherwise defined herein shall have the meanings set forth in the introductory paragraph of this Warrant or the following meanings:
(a)“Acquisition” means any sale, assignment, transfer or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, merger, or sale of outstanding equity securities of the Company by the holders thereof (in a single transaction or series of related transactions), where the holders of the Company's outstanding voting equity securities as of immediately before the transaction beneficially own less than a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after the transaction, in each case, which is effected such that (1) the Company's stockholders own less than fifty percent (50%) of the voting securities of the surviving entity, (2) the surviving entity does not assume other options or warrants of the Company, and (3) at the time of such event the effective per share price for the Applicable Stock is at least three (3) times the Exercise Price hereof or the Holder receives consideration in an amount in cash equal to at least three (3) times the aggregate Exercise Price.

(b)“Applicable Stock” means the Common Stock, and upon any conversion, exchange, reclassification or change, any security into which such Common Stock may be converted, exchanged, reclassified or otherwise changed.
(c)“Charter” means the Company’s Restated Certificate of Incorporation, as amended through the Warrant Date, a true and complete copy of which is attached hereto as Exhibit C.
(d)“Common Stock” means the common stock of the Company, par value $0.0001.
(e)“Exercise Price” means the exercise price per share of Applicable Stock and shall equal $7.51 per share; provided, however, that such Exercise Price shall be automatically adjusted to the price per share set forth in the next 409A valuation report of the Company’s Common Stock reviewed and accepted by the Company’s Board of Directors after the Warrant Date but not later than December 31, 2021, in the event such price per share is less than $7.51 per share.
(f)“Holder” means the initial holder of this Warrant set forth in the first paragraph of this Warrant and any other person or entity which becomes a holder of this Warrant pursuant to the terms of this Warrant.
(g)“Number of Shares” means that number of shares for which this Warrant is exercisable and shall equal [ ].
(h)“Shares” means the shares of Applicable Stock issuable upon exercise of this Warrant.
(i)“Warrant Date” means the date of this Warrant specified in the introductory paragraph of this Warrant.
2.Term. The right to purchase Applicable Stock upon exercise hereof is exercisable at any time and from time to time from the Warrant Date until the earlier to occur of the following (a) tenth anniversary of the Warrant Date or (b) the consummation of an Acquisition.
3.Payment and Exercise.
(a)Methods of Exercise. The purchase right represented by this Warrant may be exercised by the Holder, in whole or in part and from time to time, at the election of the Holder, by (a) the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A duly completed and executed) at the principal office of the Company and by the payment to the Company, by check, or by wire transfer to an account designated by the Company of an amount equal to the then applicable Exercise Price multiplied by the number of Shares then being purchased (the “Aggregate Purchase Price”); (b) if in connection with a registered public offering of the Company’s securities, the surrender of this

Warrant (with the notice of exercise form attached hereto as Exhibit B duly completed and executed) at the principal office of the Company together with notice of arrangements reasonably satisfactory to the Company for payment to the Company from the proceeds of the sale of shares to be sold by the Holder in such public offering of the Aggregate Purchase Price; or (c) exercise of the “net issuance” right provided for in Section 3(b) hereof. The person or persons in whose name(s) any certificate(s) representing Shares of Applicable Stock shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of the rights represented by this Warrant, certificates for the Shares so purchased shall be delivered to the Holder as soon as possible and in any event within thirty (30) days after such exercise and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder as soon as possible and in any event within such thirty-day period; provided, however, that at such time as the Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, if requested by the Holder, the Company shall cause its transfer agent to deliver the certificate representing Shares issued upon exercise of this Warrant to a broker or other person (as directed by the Holder exercising this Warrant) within the time period required to settle any trade made by the Holder after exercise of this Warrant.
(b)Right to Convert Warrant into Stock: Net Issuance.
(i)Net Issuance Right. In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant or any portion thereof (the “Net Issuance Right”) into shares of Applicable Stock as provided in this Section 3(b) at any time or from time to time during the term of this Warrant. Upon exercise of the Net Issuance Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) that number of shares of fully paid and nonassessable Applicable Stock as is determined according to the following formula:
X = A - B
Y

Where:	X =	the number of shares of Applicable Stock that shall be issued to Holder
	Y =	the fair market value of one share of Applicable Stock

A =	the aggregate fair market value of the specified number of Converted Warrant Shares (i.e., the number of Converted Warrant Shares multiplied by the fair market value of one Converted Warrant Share)
B =
the aggregate Exercise Price of the specified number of Converted Warrant Shares immediately prior to the exercise of the Net Issuance Right (i.e., the number of Converted Warrant Shares multiplied by the Exercise Price)

No fractional shares shall be issuable upon exercise of the Net Issuance Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as hereinafter defined). For purposes of Section 10 of this Warrant, shares issued pursuant to the Net Issuance Right shall be treated as if they were issued upon the exercise of this Warrant.
(ii)Exercise of Net Issuance Right. The Net Issuance Right may be exercised by the Holder by the surrender of this Warrant at the principal office of the Company together with a written statement (which may be in the form of Exhibit A or Exhibit B hereto) specifying that the Holder thereby intends to exercise the Net Issuance Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 3(b)(i) hereof as the Converted Warrant Shares) in exercise of the Net Issuance Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the Holder, may be made contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering (a “Public Offering”) pursuant to a Registration Statement under the Securities Act of 1933, as amended (the “Act”). Certificates for the shares issuable upon exercise of the Net Issuance Right and, if applicable, a new warrant evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the Holder within thirty (30) days following the Conversion Date.
(iii)Determination of Fair Market Value. For purposes of this Section 3(b), “fair market value” of a share of Applicable Stock as of a particular date (the “Determination Date”) shall mean:
(1)    If the Net Issuance Right is exercised in connection with and contingent upon a Public Offering, and if the Company’s Registration Statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “price to the public” specified in the final prospectus with respect to such offering.

(2)    If the Net Issuance Right is not exercised in connection with and contingent upon a Public Offering, then as follows:
(A)If traded on a securities exchange, then the fair market value shall be the average of the closing prices of the Common Stock on such exchange over the five trading days immediately prior to the Determination Date;
(B)If traded on the Nasdaq Stock Market or other over- the-counter system, then the fair market value shall be the average of the closing bid prices of the Common Stock over the five trading days immediately prior to the Determination Date; and
(C)If there is no public market, then fair market value shall be determined in good faith by the Company’s Board of Directors.
In making a determination under clauses (A) or (B) above, if on the Determination Date, five trading days have not passed since the Company’s initial Public Offering then the fair market value of the Common Stock shall be the average closing prices or closing bid prices, as applicable, for the shorter period beginning on and including the date of the initial Public Offering and ending on the trading day prior to the Determination Date (or if such period includes only one trading day the closing price or closing bid price, as applicable, for such trading day). If closing prices or closing bid prices are no longer reported by a securities exchange or other trading system, the closing price or closing bid price shall be that which is reported by such securities exchange or other trading system at 4:00 p.m. New York City time on the applicable trading day.
(c)Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all of the Shares subject hereto, and if the fair market value of one share of the Applicable Stock is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 3(b) (even if not surrendered) immediately before its expiration, including but not limited to expiration pursuant to Section 2. For purposes of such automatic exercise, the fair market value of one share of the Applicable Stock upon such expiration shall be determined pursuant to Section 3(b)(iii). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(c), the Company agrees to promptly notify the Holder of the number of Shares, if any, the Holder is to receive by reason of such automatic exercise.
(d)Sale of Warrant in Liquidation Event. In the case of any Liquidation Event (other than a liquidation, dissolution or winding up of the Company), upon request of Holder in its sole discretion (a “Sale Request”), the Company shall (i) use reasonable best efforts to negotiate an agreement with the acquirer or other counterparty in such Liquidation Event to allow the Holder to sell this Warrant directly to such acquirer or other counterparty in the Liquidation Event (rather than exercise this Warrant and sell the underlying Shares), (ii) the Company will use reasonable best efforts to cause such agreement to provide the Holder a reasonable period of time (provided that any such period of at least twenty (20) days shall be deemed reasonable) to elect to sell this Warrant directly to the acquirer or other counterparty in the Liquidation Event (rather than exercise this Warrant and sell the underlying Shares), and (iii)

the Company shall take all reasonable actions to facilitate the sale of this Warrant directly to the acquirer or other counterparty in the Liquidation Event. Alternatively, upon receipt of a Sale Request, the Company may, at its option, elect to repurchase this Warrant immediately prior to or concurrently with the Liquidation Event (in which case, the repurchase price will be determined pursuant to the process for determining fair market value as described in Section 3(b)(iii)). Any sale of the Warrant pursuant to this Section 3(d) will be net of the Exercise Price. Additionally for purposes of sale of the Warrant, Holder and the proceeds of such sale shall be treated in a manner substantially similar to the Company’s stockholders generally with respect to matters such as sale price, escrow, indemnification obligations and similar customary matters, subject to the following: (i) the indemnification obligations of the Holder shall be several, and not joint and several, and shall be apportioned among the various parties subject to the indemnification obligations in proportion to the amount of consideration received by each such party (except in the case of fraud by the Holder); (ii) the indemnification obligations of the Holder shall be limited to the proceeds actually received by the Holder pursuant to such Liquidation Event; (iii) the Holder shall only be required to make representations and warranties as to the ownership of its respective Shares (free and clear of liens), authority to sell such Shares, and execution and delivery of relevant transaction documents (and not as to the ownership of any other party’s equity interests in the Company); provided, further, that, subject to the limitations in clauses (i) and (ii) above, the Holder may be required to be responsible for representations, warranties and covenants of the Company under the definitive agreement for such Liquidation Event, in the event that all other holders of capital stock of the Company are also so required to be responsible in proportion to proceeds received in their capacity as such; and (iv) in no event shall the Holder be required, in connection with a sale of this Warrant, to agree to any non-competition or similar restrictive covenant absent its prior or contemporaneous written consent or agreement to the contrary (which may be given or withheld in its sole discretion).
4.Stock Fully Paid; Reservation of Shares. All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issuance thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Applicable Stock to provide for the exercise of the rights represented by this Warrant.
5.Adjustment of Exercise Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:
(a)Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another entity (other than a merger with another entity in which the Company is the acquiring and the surviving entity and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to the Holder a new Warrant (in form and substance satisfactory to the Holder), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Applicable Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger or sale by a holder of the number of shares of Applicable Stock then purchasable under this Warrant. The provisions of this Section 5(a) shall similarly apply to successive reclassifications, changes, mergers and sales. Notwithstanding the foregoing, the provisions of this Section 5(a) shall not apply in the case of an Acquisition.
(b)Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Applicable Stock, the Exercise Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Exercise Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.
(c)Stock Dividends and Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Applicable Stock payable in Applicable Stock, then the Exercise Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Applicable Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Applicable Stock outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Applicable Stock (except any distribution specifically provided for in Sections 5(a) and 5(b)), then, in each such case, provision shall be made by the Company such that the Holder shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were the holder of the Applicable Stock as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.
(d)Adjustment of Number of Shares. Upon each adjustment in the Exercise Price, the number of Shares of Applicable Stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.
(e)Antidilution Rights. The other antidilution rights applicable to the Shares of Applicable Stock purchasable hereunder are set forth in the Company’s Charter. The

Company shall promptly provide the Holder with any restatement, amendment, modification or waiver of the Charter promptly after the same has been made.
6.Notice of Adjustments. Whenever the Exercise Price or the number of Shares purchasable hereunder shall be adjusted pursuant to Section 5 hereof, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Exercise Price and the number of Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder. In addition, whenever the conversion price or conversion ratio of the Applicable Stock shall be adjusted, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the conversion price or ratio of the Applicable Stock after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder.
7.Fractional Shares. No fractional shares of Applicable Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the fair market value of the Applicable Stock on the date of exercise as reasonably determined in good faith by the Company’s Board of Directors.
8.Compliance with Act; Disposition of Warrant or Shares of Applicable Stock.
(a)Compliance with Act. The Holder, by acceptance hereof, agrees that this Warrant, and the shares of Applicable Stock to be issued upon exercise hereof are being acquired for investment and that the Holder will not offer, sell or otherwise dispose of this Warrant, or any shares of Applicable Stock to be issued upon exercise hereof except under circumstances which will not result in a violation of the Act or any applicable state securities laws. Upon exercise of this Warrant, unless the Shares being acquired are registered under the Act and any applicable state securities laws or an exemption from such registration is available, the Holder shall confirm in writing that the shares of Applicable Stock so purchased are being acquired for investment and not with a view toward distribution or resale in violation of the Act and shall confirm such other matters related thereto as may be reasonably requested by the Company. This Warrant and all shares of Applicable Stock issued upon exercise of this Warrant (unless registered under the Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:
“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE COMMON STOCK ISSUED BY THE ISSUER TO [ ] DATED [  ], MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A 180 DAY MARKET STAND-OFF RESTRICTION AS SET FORTH IN A CERTAIN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE INITIAL PUBLIC OFFERING OF THE COMMON STOCK OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS PROVIDED IN THE BYLAWS OF THE ISSUER.”
Said legend shall be removed by the Company, upon the request of the Holder, at such time as the restrictions on the transfer of the applicable security shall have terminated.
(b)Disposition of Warrant or Shares.
(i)This Warrant and any shares of Applicable Stock acquired upon the exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the shares of Applicable Stock, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The shares of Applicable Stock issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the shares of Applicable Stock, if any) may not be transferred or assigned in whole or in part except in compliance with the restrictions on transfer as set forth in the Company’s Amended and Restated Bylaws, as the same may be amended, modified, supplemented, or restated from time to time (the “Bylaws”). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.
(ii)Subject to the provisions of Section 8(a)(i) and upon providing the Company with written notice, Holder and any subsequent Holder may transfer all or part of this Warrant or the shares of Applicable Stock issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the shares of Applicable Stock, if any) to any transferee, provided, however, in connection with any such transfer, Holder or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that any subsequent transferee shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant (including the representations, warranties and covenants set forth in Section 13 hereof). Notwithstanding any contrary provision herein, at all times prior to the IPO, Holder may not, without the Company’s prior written consent, transfer this Warrant or any portion hereof, or any shares of Applicable Stock issued upon any exercise hereof, or any shares or other securities issued upon any conversion of any shares of Applicable Stock issued upon any exercise hereof, to any person or entity who directly competes with the Company, except in connection with an Acquisition of the Company by such a direct competitor. Neither any restrictions nor any legend described in this Warrant nor the requirements of this Section 8(b) shall apply to any transfer of, or grant of a security interest in, this Warrant (of the Applicable Stock obtainable upon exercise thereof) or any part hereof (i) to a partner of the Holder if the Holder is a partnership or to a member of or other holder of an interest in the Holder if the Holder is a limited liability company, (ii) to a partnership of which the Holder is a partner or to a limited liability company of which the Holder is a member or other holder of an interest, or (iii) to any affiliate of the Holder if the Holder is a corporation; provided, however, in any such tranfer, if applicable, the transferee shall on the Company’s request agree in writing to be bound by all of the terms and conditions of this Warrant (including the representations, warranties and covenants set forth in Section 13 hereof).
9.Rights as Shareholders; Information. No Holder, as a holder of this Warrant, shall be entitled to vote or receive dividends or be deemed the holder of Applicable Stock or any other securities of the Company which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein. Notwithstanding the foregoing, the Company will transmit to the Holder such information, documents and reports as are generally distributed to the holders of any class or series of the securities of the Company concurrently with the distribution thereof to such holders.
10.Registration Rights. The Company grants registration rights to the Holder for any Applicable Stock of the Company obtained upon exercise of this Warrant, comparable to the registration rights granted to the investors in that certain Amended and Restated Investors’ Rights Agreement dated as of December 27, 2017, (as the same may be amended, restated and otherwise modified, the “Investors’ Rights Agreement”), with the following exceptions and clarifications:
(1)The Holder will not have the right to demand registration (other than a registration on Form S-3 or any successor form), but can otherwise participate in any registration demanded by others.
(2)The Holder will be subject to the same provisions regarding indemnification and market stand-off as contained in the Investors’ Rights Agreement.
(3)The registration rights are freely assignable by the Holder in connection with a permitted transfer of this Warrant or the Shares.

11.Notice Rights.
(a)Acquisition Transactions. The Company shall provide the Holder with at least twenty (20) days’ written notice prior to closing thereof of the terms and conditions of any of the following transactions (to the extent the Company has notice thereof): (i) any Acquisition, (ii) any other sale, lease, exchange, conveyance or other disposition of all or substantially all of the Company’s property or business, or (ii) its merger into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company), or any transaction (including a merger or other reorganization) or series of related transactions, in which more than 50% of the voting power of the Company is disposed of.
(b)Dividends and Repurchases. The Company shall provide the Holder with at least twenty (20) days notice prior to the record date of any cash dividend with respect to or offer to repurchase the Applicable Stock.
(c)Liquidation. The Company shall provide the Holder with at least twenty (20) days notice prior to any voluntary or involuntary dissolutions, liquidation or winding-up of the Company.
12.Representations and Warranties of Company. The Company represents and warrants to the Holder as follows:
(a)This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.
(b)The shares of Common Stock issuable hereunder have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms of the Charter will be validly issued, fully paid and nonassessable.
(c)The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Charter or by-laws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any Federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.
(d)There are no actions, suits, audits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company in any court or before any governmental commission, board or authority which, if adversely determined, could have a material adverse effect on the ability of the Company to perform its obligations under this Warrant.
(e)The Company’s summary capitalization table attached hereto as Schedule 1 is true and complete, in all material respects, as of September 24, 2021.
13.Representations and Warranties of Holder. The Holder represents and warrants to the Company as follows:
(a)The Holder is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access. The Holder is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.
(b)The Holder understands that this Warrant has not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein.
(c)The Holder understands that this Warrant and the shares of Applicable Stock issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. The Holder further understands that this Warrant must be held indefinitely unless subsequently registered under the Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available. The Holder is aware of the provisions of Rule 144, promulgated under the Act.
(d)Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.
(e)The Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

(f)The Holder agrees that the Shares shall be subject to the market standoff provisions in Section 2.9 of that certain Amended and Restated Investors’ Rights Agreement.
(g)Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant and, except as expressly set forth in this Warrant, will not be considered a stockholder of the Company for any purposes until the exercise of this Warrant.
14.Information Rights. The Company shall provide to the Holder the financial statements specified in this Section 14 prepared in accordance with generally accepted accounting principles, consistently applied (except, in the case of unaudited financial statements, for the absence of footnotes and normal year-end adjustments); provided, however, that after the effective date of the initial registration statement covering a public offering to the Company’s securities, the Company shall only be required to deliver those financial statements required to be filed by the Securities and Exchange commission, to be provided as soon as practicable and no less frequently than quarterly. As soon as practicable (and in any event within 30 days after the end of each fiscal quarter), (i) an unaudited balance sheet as of the end of such fiscal quarter and unaudited statements of income or loss, retained earnings or deficit, cash flows and capital structure of the Company for such quarter, certified by the Company’s Chief Executive Officer, Chief Financial Officer or other authorized officer to fairly present in all material respects the data reflected therein, and (ii) a copy of any 409A valuation approved by the Company’s board of directors during such fiscal quarter. As soon as practicable (and in any event within 180 days after the end of each fiscal year, balance sheets as of the end of such year (consolidated if applicable) and related statements of income or loss, retained earnings or deficit, cash flows and capital structure of the Company for such year, setting forth in comparative form the corresponding figures for the preceding fiscal year, which, to the extent the Company’s board of directors require such financial statements to be audited, shall accompanied by an audit report and unqualified opinion (except that a “going concern” qualification customary for a venture-backed company in Company’s stage of development shall not make the statements qualified) of the independent certified public accountants of recognized national or regional standing selected by the Company.
15.Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.
16.Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the Holder or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, or overnight courier or delivered personally to the Holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant.
17.Binding Effect on Successors. Unless otherwise provided herein, this Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets, and all of the obligations of the Company relating to the Applicable Stock issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and permitted assigns of the Holder.
18.Lost Warrants or Stock Certificates. The Company covenants to the Holder that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.
19.Descriptive Headings. The descriptive headings of the various Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.
20.Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California.
21.Survival of Representations, Warranties and Agreements. All representations and warranties of the Company and the Holder contained herein shall survive the Warrant Date, the exercise or conversion of this Warrant (or any part hereof) or the termination or expiration of rights hereunder. All agreements of the Company and the Holder contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.
22.Remedies. In case any one or more of the covenants and agreements contained in this Warrant shall have been breached, the Holder (in the case of a breach by the Company), or the Company (in the case of a breach by the Holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.
23.No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.
24.Severability. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.
25.Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Warrant, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
26.Entire Agreement; Modification. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

The Company has caused this Warrant to be duly executed and delivered as of the Warrant Date specified above.

WEALTHFRONT CORPORATION

By:

Name:	Alan Imberman

Title:	Chief Financial Officer

Address:	261 Hamilton Avenue Palo Alto, CA 94301 Attn: Treasurer
[Signature Page to Warrant]

EXHIBIT A
NOTICE OF EXERCISE
To:    Wealthfront Corporation (the “Company”)
1.    The undersigned hereby:
elects to purchase                      shares of Common Stock of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, or
elects to exercise its net issuance rights pursuant to Section 3(b) of the attached Warrant with respect to            Shares of Common Stock.
2.    Please issue a certificate or certificates representing     shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)
3.    The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Signature)

(Date)

EXHIBIT B
NOTICE OF EXERCISE
To:    Wealthfront Corporation (the “Company”)
1.    Contingent upon and effective immediately prior to the closing (the “Closing”) of the Company’s public offering contemplated by the Registration Statement on Form S        , filed                                , 200     , the undersigned hereby:
elects to purchase                          shares of Common Stock of the Company (or such lesser number of shares as may be sold on behalf of the undersigned at the Closing) pursuant to the terms of the attached Warrant, or
elects to exercise its net issuance rights pursuant to Section 3(b) of the attached Warrant with respect to                          Shares of Common Stock.
2.    Please deliver to the custodian for the selling shareholders a stock certificate representing such                          shares.
3.    The undersigned has instructed the custodian for the selling shareholders to deliver to the Company $            or, if less, the net proceeds due the undersigned from the sale of shares in the aforesaid public offering. If such net proceeds are less than the purchase price for such shares, the undersigned agrees to deliver the difference to the Company prior to the Closing.

(Signature)

(Date)

EXHIBIT C
CHARTER

SCHEDULE 1
SUMMARY CAPITALIZATION TABLE